Exhibit 10.2


                           EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT has been made and entered into as of the 10th day of August, 1998 ("Effective Date"), between Old National Bancorp
("Company"), and John S. Poelker (the "Executive").

Section 1. Operation of Agreement. This Agreement shall be effective and operative from and after the date set forth above (the "Effective Date").

Section 2.     Employment; Period of Employment.

A. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to become employed by the Company, upon and subject to the terms and conditions set forth herein.

B. The Company shall employ the Executive on a full-time basis during his employment hereunder (the "Period of Employment"), which shall be deemed to have commenced on the Effective Date and which shall end two (2) years from the Effective Date (the "Term").

Section 3.     Position, Duties, Responsibilities.

The Executive shall serve as Senior Vice President, Chief Financial Officer of the Company, and shall have such commensurate responsibilities, duties and authority as may from time to time be assigned to the Executive by the Chief Executive Officer or the Chief Operating Officer of the Company. The Executive shall devote substantially all his time, energy and skill during reasonable business hours to the service of the Company. The Executive's office shall be located at the Company's headquarters, which shall be located in the Evansville, Indiana metropolitan area. Without his consent, the Executive will not be required to relocate outside of the Evansville, Indiana metropolitan area.

Section 4.     Compensation and Related Matters.

A. For all services rendered by the Executive in any capacity during the Period of Employment, including, without limitation, services as an executive officer, director, or member of any committee of the Company or of any other subsidiary, division, or affiliate of the Company, the Executive shall be paid as compensation:

     1.   Salary.   During the Period of Employment, the Company shall pay
     him an annual base salary at a rate of $220,000 per year, such salary to be paid in substantially equal payments in accordance with the Company's practices for other executive employees. Such annual salary shall be subject to increase annually (generally, effective the first pay in January) at the discretion of the Chief Executive Officer of the Company, taking into account the Executive's performance of his duties during the preceding year and other relevant factors, and subject to the approval of the Board's Compensation Committee.

     2. Incentives. The Company shall grant to the Executive, executive performance awards, stock options, stock appreciation rights, bonuses, and other incentive grants ("Incentive Compensation Awards") at least in equal amount, and of substantially the same kind and subject to substantially the same terms and conditions, as those awarded to each other executive of the Company during the Period of Employment, under all executive compensation plans, programs, and policies existing on the Effective Date and all such plans, programs, and policies that may thereafter be adopted for the benefit of executives of the Company or employees of the Company generally. Without limiting the foregoing, for the 1998 Plan Year, the Executive shall have a 40% incentive opportunity under the Company's Short Term Incentive Plan. In 1998 the Executive's Short Term Incentive will be based on the total salary payable to Executive from the Effective Date through December 31, 1998. In addition, the Company shall, as of the Effective Date, award the Executive 1,600 Restricted Stock Shares plus 400 additional Restricted Stock Shares as "seed" shares under the Company's Restricted Stock Plan, which are subject to all provisions of the Restricted Stock Plan.

B. Other Benefits. The Executive shall be entitled to participate in or receive benefits under all employee benefit plans, arrangements and perquisites made available by the Company now or in the future to its executives and key management employees, subject to and on a basis consistent with the terms conditions and overall administration of such plans, arrangements and perquisites. Without limiting the foregoing, the Company agrees to pay Executive's initiation fee and monthly dues to the Rolling Hills Country Club. In addition, the Company agrees to provide the Executive with a company vehicle with a value up to $36,000. Use of the vehicle and other conditions are subject to the Company Vehicle Policy.
The Executive shall be provided a copy of the Vehicle Policy prior to the Effective Date. Nothing paid to the Executive under any plan, arrangement or perquisite presently in effect or made available in the future shall be deemed to be in lieu of the salary and other compensation payable to the Executive pursuant to this Section 4.

C. Vacation. The Executive shall be entitled to the number of vacation days in each calendar year determined in accordance with the Company's vacation plan or policy in effect from time to time for their executives generally. The Executive shall also be entitled to all paid holidays given by the Company to their executives.

D. Expenses. During the term of the Executive's employment hereunder, the Executive shall be entitled to receive reimbursement for all reasonable and customary expenses incurred by him in performing services hereunder, including all expense of travel and living expenses while away from home on business or at the request of and in the service of the Company; provided, that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company and approved by the Board.

Section 5.     Termination by the Company.

A. The Executive's employment under this Agreement may be terminated by the Company, without a breach by the Company of its obligations under this Agreement, only for "Cause," death or Disability. For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment during the Term upon the happening of any of the following: (I) the willful and continued failure by the Executive substantially to perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) which continues after the Company has given Executive written notice of the same; (II) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company; (III) conviction of a felony or any crime involving moral turpitude; (IV) the requirement of a federal or state regulatory agency having jurisdiction over the Company; or (V) the Executive engages in other serious misconduct of such a nature that the continued employment of the Executive may reasonably be expected to adversely affect the business or properties of the Company. As a condition to the Company's ability to terminate the Executive's employment for Cause, the Company shall have given or delivered to the Executive a Notice of Termination (as defined below) stating that, in the good faith opinion of the Chief Executive Officer, the Executive was guilty of the conduct set forth in
clauses (I), (II), (III), (IV), or (V) of the preceding sentence.   While
the Company may not terminate the Executive's employment for Cause without complying with the preceding sentence, the good faith determination provided by the Chief Executive Officer will not be dispositive as to whether a termination for Cause hereunder has in fact occurred. Whether a termination for Cause hereunder has in fact occurred will be governed by whether Executive is in fact guilty of the conduct described under the definition of "Cause". For purposes of this Agreement, a "Notice of Termination" means a written notice which (a) indicates the specific termination provision of this Agreement/ relied upon, (b) sets forth the specific facts and circumstances (including specific acts and omissions by the Executive) claimed to provide a basis for termination of the Executive's employment under the provisions so indicated and (c) specifies the termination date (which date shall not be less than 15 days after the giving of such notice).


For purposes of this Subsection A, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

B.   Death.  The Executive's employment shall terminate upon his death.

C. Disability. If, in the written opinion of a qualified physician selected by the Company and reasonably approved by the Executive, the Executive shall become unable to perform his duties hereunder due to physical or mental illness, and has failed because of such illness, to render, for 90 days out of any 180 day period, services of the character contemplated by this Agreement, the Company may terminate the Executive's employment due to Disability.

D. The effective date of the Executive's termination from employment, whether for Cause, death, or Disability or for Good Reason as defined in
Section 6 hereof, shall be referred to as "Termination Date". Termination for Cause shall result in the loss of all unpaid compensation and benefits, except to the extent that such compensation is earned as of the Termination Date or benefits are provided in accordance with applicable plan provisions. Termination due to death or Disability shall result in the following: loss of all unpaid salary and cash incentive compensation, except to the extent earned as of the Termination Date (and for this purpose, the earned cash incentive compensation for the fiscal year in which the Termination Date occurs will be prorated based on days in the fiscal year through the Termination Date, and for this purpose and all purposes of this Agreement, the unpaid cash incentive compensation, if any, for the fiscal year preceding the fiscal year in which the Termination Date occurs will be earned in full); all other Incentive Compensation Awards (including without limitation, unvested Restricted Stock Shares) will become fully vested and nonforfeitable on the Termination Date; and all other benefits will be paid in accordance with the terms of the applicable plans and policies.

Section 6.     Termination by the Executive for Good Reason.

A. The Company shall also provide Executive with the benefits set forth in Section 7 if the Executive terminates his employment for "Good Reason" defined as follows:

     1. Without the express consent of the Executive, the assignment of the Executive to any duties materially inconsistent with his positions, duties, responsibilities, or status with the Company or a substantial reduction of his duties or responsibilities, or any removal of the Executive from, or any failure to reelect the Executive to, any positions held by the Executive;

     2. A reduction by the Company in the compensation or benefits of the Executive, or any failure to include the Executive in any incentive, bonus or benefit plans as may be offered by the Company from time to time; unless such reduction or exclusion applies to all other similar executives of the Company;

     3. A requirement that without his consent the Executive be based anywhere other than Evansville, Indiana, except for required travel pertaining to the Company's business in accordance with the Company's management practices.

     4. Any failure of the Company to obtain the assumption of the obligation to perform this Agreement by any successor; or
     5. Any material breach by the Company of any of the provisions of this Agreement or any failure by the Company to carry out any of its obligations hereunder.

B. The Executive shall be required to give the Company a thirty (30) day written notice of his intent to resign for Good Reason. The notice shall include a statement of all reasons for such resignation. The Company shall have 30 days to cure any breach and remedy for such resignation. Failure by the Executive to provide the required notice by this Section shall result in the forfeiture by the Executive of all rights, payments, and benefits granted under Section 7.

Section 7.     Severance Benefits.

A. In the event (I) of the termination of the Executive's employment by the Company without Cause, (ii) of termination of the Executive's employment by the Executive for Good Reason, or (iii) this Agreement expires and is not replaced by a successor employment agreement between the parties and as a result, or at any time thereafter, Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason (excluding the reasons set forth in Sections 6(A)4 and 6(A)5 because the term of this Agreement will have otherwise expired), the Company shall pay the amounts and benefits described in this Section 7 to the Executive and these payments shall constitute liquidated damages and shall constitute full settlement of any claim under law or in equity that he might otherwise assert against the Company with regard to breach of this Agreement.


     1. Executive shall be entitled to payment of any portion of the Executive's fixed salary which is earned but unpaid as of the date of termination and to severance pay as follows;

          (a) In the event of termination occurring before one year after the Effective Date, severance pay shall equal the Executive's then fixed salary for the balance of the Term; or

          (b) In the event of termination on or after one year of the Effective Date, severance pay shall equal the then fixed salary for a one year period, commencing on the first pay date following the date of termination.

     2. The Company shall pay the Executive in accordance with the Company's normal payroll practices at the time of termination. The Company shall withhold from this and all other benefits payable under this Agreement all federal, state, city, county or other taxes as shall be required pursuant to any law or governmental regulation or ruling; and

     3. The Company shall cause to be nonforfeitable and vested in the Executive's name all Incentive Compensation Awards (including without limitation those awarded but unvested shares which are held in the Executive's account in the Old National Bancorp Restricted Stock Plan, including the shares awarded to the Executive but not yet earned in
     the year in which the Executive's employment is terminated).   In the
     event the Old National Bancorp Restricted Stock Plan does not allow the Company to treat such Restricted Stock Awards as nonforfeitable and / or vested, the Company shall pay the Executive an amount of cash compensation which is equivalent to the value of the Restricted Stock that otherwise would have been payable to the Executive without those Plan restrictions.

     4. The Company shall pay to the Executive in a lump sum single cash payment of all the amounts the Executive is entitled to receive under the Company's Short Term Incentive Plan ("STIP") that are earned but unpaid for the Company's fiscal year preceding the year of termination and also for the year in which the Executive's employment is terminated. For purposes of determining the STIP amount to be paid to the Executive for the year in which Executive's employment is terminated, the Company will use the Executive's then current annualized salary multiplied by the greater of the following percentages:

          (a) The Executive's STIP percentage paid for the prior plan year; or

          (b) The Executive's projected STIP percentage as approved by the Company's Compensation Committee at the time of the Executive's "Termination Date".

     5. Until the expiration of the Term, the Company will maintain, in full force and effect for the continued benefit of the Executive (and his eligible dependents as of the Termination Date, to the extent such person or persons were covered under or actually insured by an employee benefit plan of the Company on the Termination Date), each employee benefit plan, including any group medical plan, dental care plan, disability insurance plan, life or other insurance or death benefit plan, or other similar present group employee benefit plan or program, in which the Executive participated immediately prior to the Termination Date, unless an essentially equivalent and no less favorable benefit is provided by the Company. If the terms of any employee benefit plan of the Company do not permit continued participation by the Executive following the Termination Date, then the Company shall arrange to provide to the Executive, at the end of the period of coverage, a benefit substantially similar to, and no less favorable than, the benefit he was entitled to receive under such plan. The Executive will be responsible for any and all applicable insurance premiums the Executive would have paid as an employee covered by such plans(s) ; and

B. Although the parties to this Agreement do not believe payments made pursuant to Section 7, hereof would constitute "parachute payments" under
Section 280G of the Internal Revenue Code of 1986, as amended, in the event that the Company receives a notice of deficiency or an opinion of counsel to the contrary, no payment shall be made to the Executive hereunder to the extent such payment would constitute a non-deductible "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, or similar provisions then in effect. In the event of any question as to whether any payments otherwise due hereunder constitute excess parachute payments, the matter shall be determined jointly by the firm of certified public accountants regularly employed by the Company and the firm of certified public accountants selected by the Executive, in each case upon the advice of actuaries to the extent the certified public accountants consider necessary, and, in the event such accountants are unable to agree upon a resolution of the question, such matter shall be determined by an independent firm of certified public accountants selected by both firms of accountants.

Section 8.     Mitigation.

The Executive shall not be required to mitigate the amount of any payments provided for in Section 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in Section 7 be reduced by any compensation earned by the Executive as a result of employment by another employer after the Date of Termination, or otherwise.


Section 9.     Change in Control.

This Agreement is not intended to duplicate benefits provided to Executive under the Severance Agreement entered into contemporaneously with this Agreement. Therefore, all compensation and benefits provided to Executive under this Agreement shall be offset by all compensation and benefits provided under the Severance Agreement.

Section 10.    Covenant Not to Solicit Company's Customers.

The Executive hereby understands and acknowledges that, by virtue of his position with the Company, he will have advantageous familiarity and personal contacts with the Company's customers, wherever located, and the business, operations and affairs of the Company. Accordingly, while the Executive is employed by the Company, and at all locations for a period of one (1) year after termination of the Executive's employment with the Company for any reason (whether with or without cause or whether by the Company or the Executive), the Executive shall not, directly or indirectly, or individually or jointly, (i) solicit in any manner, seek to obtain or service the business of any party which is a customer of the Company at the time of such termination or any party which was a former customer or a prospective customer of the Company during the one (1) year period immediately preceding such termination, (ii) request or advise any customers or suppliers of the Company to terminate, reduce, limit or change their business or relationship with the Company, or (iii) induce, request or attempt to influence any employee of the Company to terminate his employment with the Company.

Section 11.    Covenant Not to Compete or be Employed by Competitors.

The Executive hereby understands and acknowledges that, by virtue of his position with the Company, he will have advantageous familiarity and personal contacts with the Company's customers, wherever located, and the business, operations and affairs of the Company. Accordingly, while the Executive is employed by the Company and within a fifty (50) mile radius of the City of Evansville, Indiana for a period of one (1) year after termination of the Executive's employment with the Company for any reason (whether with or without cause, or whether by the Company or the Executive), the Executive shall not, directly or indirectly, or individually or jointly, as owner, shareholder, member, investor, partner, proprietor, principal, director, officer, employee, agent, representative, consultant or otherwise, engage in, assist another party in engaging in or provide services to any party engaging in any business, operation or venture that competes with the business of the Company as conducted at any time during the Executive's employment by the Company.



Section 12.    Confidentiality and Company Records.

A. The Executive agrees not to disclose, either while in the Company's employ or at any time thereafter, to any person not employed by the Company, or not engaged to render service to the Company, any confidential information obtained by him while in the employ of the Company, including, without limitation, any of the Company's customers or trade secrets; provided, however, that this provision shall not preclude the Executive from use or disclosure of information known generally to the public or of information not considered confidential by persons engaged in the business conducted by the Company or from disclosure required by law or Court order.

B. The Executive agrees that all records and copies of the records pertaining to the financial affairs, operations, customers and business of the Company and their affiliates, subsidiaries and division, including, but not limited to, customer lists and trade secrets, that are made or received by the Executive in the course of his employment by the Company shall be the property of the Company, and agrees to keep such documents subject to the Company's custody and control and to surrender to the Company such of those documents as are still in his possession at the termination of his employment. The Executive agrees not to disclose or give possession of such documents or records to anyone except authorized representatives of the Company. The Executive further agrees to return to the Company, at the Company's main office, any and all such documents or records and other property of the Company promptly upon termination of his employment.

C. The Executive agrees that a breach of Section 11 absolves the Company's obligation to provide any and all benefits set forth in this Agreement.

Section 13.    Effect and Modification

This Agreement comprises the entire agreement between the parties with respect to the subject matter hereof and supersedes all earlier agreements relating to the subject matter hereof; provided that this Agreement is not intended to and shall not be deemed to be in lieu of any rights, benefits, and privileges to which the Executive may be entitled as an Executive of the Company under any retirement, pension, profit sharing, stock ownership, stock option, insurance, or hospital plan, or other plans, benefits, programs, and policies which may now be in effect or which may hereafter be adopted. It is understood that the Executive shall have the same rights and privileges to participate in such plans, benefits, programs, and policies as any other executive during his period of employment. No statement or promise, except as herein set forth, has been made with respect to the subject matter of this Agreement. The headings of the individual sections herein are for convenience only and shall not be deemed to be a substantive part of this Agreement. No modification or amendment hereof shall be effective unless in writing and signed by the Executive and the Company.

Section 14.    Non-Waiver.

The failure or refusal of either party to enforce all or any part of, or the waiver by either party of any breach of this Agreement shall not be a waiver of that party's continuing or subsequent rights under this Agreement, nor shall such failure or refusal or waiver have any effect upon the subsequent enforceability of this Agreement.

Section 15.    Governing Law

This Agreement is being delivered in and shall be governed by the laws of the State of Indiana.

Section 16.    Notice

Any notice, request, instruction, or other document to be given hereunder to any party shall be in writing and delivered by hand, telegram, facsimile transmission, registered or certified United States mail, return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

     If to Executive:              If to Company:
     John S. Poelker               Old National Bancorp
     420 Main Street               Post Office Box 718
     Evansville, Indiana 47708     Evansville, Indiana 47705
                                   ATTENTION: Chief Executive Officer
Section 17     Indemnification.

The Company shall indemnify Executive for acts and omissions occurring while he is employed hereunder to the fullest extent permitted under applicable law.

Section 18     Survival of Severance Provisions.

The provisions of Sections 5(D), 7 and 17 hereof shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

EXECUTIVE

__________________________________________________________
John S. Poelker

OLD NATIONAL BANCORP

__________________________________________________________
James A. Risinger, Chairman and Chief Executive Officer